FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Triumph Alternatives, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “First Amendment”) is made and entered into as of July 29, 2015, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Triumph Alternatives, LLC, a Delaware Limited Company (the "Adviser") located at 316 Sixth Avenue, Suite 100, LaGrange, IL 60525.

RECITALS:

WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Triumph Alternatives, LLC dated as of February 14, 2013 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual advisory fee as a percentage of net assets of the Discretionary Managed Futures Strategy Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Discretionary Managed Futures Strategy Fund	1.25%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ James P. Ash____________

Name: James P. Ash

Title: President

Triumph Alternatives, LLC

By: _/s/ Paul Devitt_____________

Name: Paul Devitt

Title: General Counsel